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                                                                    Exhibit 11.1


                       FIRST ALERT, INC. AND SUBSIDIARIES

         Calculation of Shares Used In Determining Net Income Per Share


                                                          Three Month Period Ended              Six Month Period Ended
                                                          ------------------------             ------------------------
                                                          June 29,           June 30,         June 29,          June 30,
                                                           1997               1996             1997               1996
                                                           ----               ----             ----               ----
Weighted average common shares outstanding               24,183,116        24,064,654      24,183,116          24,053,885
Weighted average common share equivalents
     outstanding during the period computed in
     accordance with the treasury stock method              248,518           443,688         256,223             512,951
                                                        -----------        ----------     -----------         -----------
Total weighted average shares outstanding                24,431,634        24,508,342      24,439,339          24,566,836
                                                        ===========        ==========     ===========         ===========
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